NEWS RELEASE
                                        NYSE  Common  Stock  Symbol: "FCX"

Freeport-McMoRan Copper & Gold Inc.     Financial  Contact:  Media Contact:
1615 Poydras Street                     Chris D. Sammons     William L. Collier
New Orleans, LA 70112                   (504) 582-4474       (504) 582-1750


               FREEPORT-McMoRan COPPER & GOLD PROVIDES
       UPDATE ON RECENT SHOOTING INCIDENT IN PAPUA, INDONESIA

NEW ORLEANS, LA, September 3, 2002 - Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) reported today that the area of its mining and milling operations, operated by PT-Freeport Indonesia (PT-FI) in Papua, Indonesia, is secure following the previously reported shooting incident on Saturday, August 31. The Indonesian government authorities stationed in the area are responding to the incident and providing security for FCX's workforce. Operations were not interrupted by the incident.

     James R. Moffett, Chairman and CEO of FCX, said, "We are encouraged to report that all those injured are improving and none remain in intensive medical care. We deplore this senseless act of violence and appreciate the prompt response by the Government of Indonesia. Local Papuan leaders have condemned the attack and
spoken in support of PT-FI and its operations.   PT-FI has worked in
partnership with the local residents to improve the social and economic fabric of the area by providing employment and business opportunities and health, education and infrastructure enhancements."

     FCX further reported that aggregate production of copper and gold for the third quarter through September 1 was 340 million pounds of copper and 635,000 ounces of gold, with PT-FI's share being 285 million pounds of copper and 519,000 ounces of gold, on track to meet FCX's third quarter sales estimates of 420 million pounds of copper and 800,000 ounces of gold.

     FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.
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